Exhibit 1

Transactions in the Shares Since the Filing of Amendment No. 2 to the Schedule 13D

Class of Security	Securities (Sold)	Price ($)	Date of Purchase

STEEL CONNECT SUB LLC

Class A Common Stock	(244,165)	12.2087	01/30/2026
Class A Common Stock	(156,978)	12.2737	02/02/2026
Class A Common Stock	(49,521)	12.3058	02/03/2026
Class A Common Stock	(24,872)	12.1594	02/18/2026
Class A Common Stock	(301,794)	11.4254	03/17/2026
Class A Common Stock	(30,000)	11.3167	03/18/2026
Class A Common Stock	(135,000)	11.1780	03/19/2026